Exhibit 21.1

LIST OF SUBSIDIARIES

4212 Tech Court, LLC
Ammendale Holdings, LLC
Ammendale, LLC
Aquia One, LLC
Aquia Two, LLC
Bren Mar Holdings, LLC
Bren Mar, LLC
Columbia Holdings Associates, LLC
Crossways Associates, LLC
First Rumsey, LLC
First Snowden, LLC
FPM Management, LLC
FPR GP Holdings, Inc.
FPR GP Realty, Inc.
FPR Holdings, LP
FPR Initial Portfolio, LLC
FPR Realty, LLC
Greenbrier Holding Associates, LLC
Greenbrier/Norfolk Holding, LLC
Greenbrier/Norfolk Investment, LLC
GTC II First, LLC
Herndon Corporate Center LLC
Interstate Plaza Holdings, LLC
Interstate Plaza Operating LLC
Newington Terminal Associates, LLC
Newington Terminal, LLC
Kristina Way Investment, LLC
Norfolk First, LLC
Rumsey First, LLC
Rumsey/Snowden Holding, LLC
Rumsey/Snowden Investment, LLC
Snowden First, LLC
Tech Court, LLC